Exhibit 99.1

March 10, 2014

DDR Accelerates Asset Sales and Reaches an Agreement to Sell its Investment in Brazil for $344 million

BEACHWOOD, Ohio, (March 10, 2014) DDR Corp. (NYSE: DDR) today announced that it has signed a letter of intent to sell its 50% ownership interest in Sonae Sierra Brazil BV Sarl (“SSB BV Sarl”), a Luxembourg Company, to Mr. Alexander Otto and his affiliates for $343.6 million. DDR’s interest in SSB BV Sarl represents DDR’s entire investment in Brazil. The gross proceeds of $343.6 million consist of $283.0 million from the negotiated price of R$26.00 per share of Sonae Sierra Brasil, a 67% premium to the closing price on the IBOVESPA as of March 7, and DDR’s stake in Parque Dom Pedro, valued at $60.7 million. The closing of the sale is expected to be completed in the next 30 days. The transaction is subject to negotiation of a definitive purchase and sale agreement and customary terms and conditions of closing.

Sonae Sierra Brasil’s portfolio consists of ten regional malls totaling 4.6 million square feet. During DDR’s period of investment, four of the ten malls were developed, three of which were recently opened. DDR’s original investment in 2006 was $147.6 million, with an additional $52.6 million funded from 2007 through 2009. At the expected sale price, DDR’s IRR on its investment in Brazil is in excess of 10%. As a result of the sale, DDR’s pro rata share of NOI from consolidated assets will increase from 89% to 93%.

Daniel B. Hurwitz, chief executive officer, commented, “We would like to thank our partners in Sao Paulo and Portugal for their roles as outstanding operating and managing partners for the last eight years. After receiving interest and entering discussions with several strategic buyers, we believed that this transaction was in the best interest of both Sonae Sierra Brasil and DDR. Our decision to exit Brazil at the negotiated price is consistent with our intense focus on capital allocation and our strategy to create value for shareholders by reducing our risk profile, simplifying our structure, and generating outsized investment returns as we remain focused on investing in high quality domestic power centers.”

The proceeds from the sale are expected to be used for general corporate purposes, including for reinvestment in prime shopping center acquisitions and redevelopments in major U.S. markets. As a result of the timing difference between this transaction and the reinvestment of the proceeds, as well as an acceleration of domestic disposition plans, DDR is lowering 2014 operating FFO guidance from $1.17 to $1.21 per diluted share, to $1.14 to $1.18 per diluted share, representing year-over-year growth of 5% at the midpoint.

David J. Oakes, president and chief financial officer, continued, “By exiting our investment in Brazil, we reinforce our commitment to lowering sovereign, currency, and development risk in a transaction with little friction and with strategic merit for all parties. In addition to the sale of our Brazilian investment, current market conditions in the U.S. have presented us with the opportunity to double our original disposition guidance from $200 million to $400 million, exclusive of Brazil. The current pricing on domestic dispositions is favorable relative to original expectations and allows us to continue the vigorous portfolio transformation that we have executed on in the past five years.”

About DDR Corp.

DDR is an owner and manager of 416 value-oriented shopping centers representing 116 million square feet in 39 states, Puerto Rico and Brazil. The Company’s assets are concentrated in high barrier-to-entry markets with stable populations and high growth potential and its portfolio is actively managed to create long-term shareholder value. DDR is a self-administered and self-managed REIT operating as a fully integrated real estate company, and is publicly traded on the New York Stock Exchange under the ticker symbol DDR. Additional information about the company is available at www.ddr.com, as well as on Twitter, LinkedIn and Facebook.

Safe Harbor

DDR considers portions of the information in this press release to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended, with respect to the Company’s expectation for future periods. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. For this purpose, any statements contained herein that are not historical fact may be deemed to be forward-looking statements. There are a number of important factors that could cause our results to differ materially from those indicated by such forward-looking statements, including, among other factors, our ability to successfully complete the proposed sale of our 50% ownership interest in SSB BV Sarl to Mr. Otto and his affiliates, including entering into a binding purchase agreement with Mr. Otto’s affiliates and the satisfaction of the closing conditions thereof; local conditions such as supply of space or a reduction in demand for real estate in the area; competition from other available space; dependence on rental income from real property; the loss of, significant downsizing of or bankruptcy of a major tenant; constructing properties or expansions that produce a desired yield on investment; our ability to buy or sell assets on commercially reasonable terms; our ability to complete acquisitions or dispositions of assets under contract; our ability to secure equity or debt financing on commercially acceptable terms or at all; our ability to enter into definitive agreements with regard to our financing and joint venture arrangements or our failure to satisfy conditions to the completion of these arrangements; and the success of our capital recycling strategy. For additional factors that could cause the results of the Company to differ materially from those indicated in the forward-looking statements, please refer to the Company’s Form 10-K for the year ended December 31, 2013. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

Source: DDR Corp.

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